Exhibit 2.2
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 2 (this “Amendment”) to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2018 as amended on November 4, 2018, by and among CityBase, Inc., a Delaware corporation (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), GTY Govtech, Inc. (f/k/a GTY Technology Holdings Inc.), a Massachusetts corporation (“Holdings”), GTY CB Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the CB Holders’ Representative, is effective as of December 28, 2018. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, the Company, GTY, Merger Sub and Shareholder Representative Services LLC are Parties to the Merger Agreement; and
WHEREAS, the Parties desire to amend the Merger Agreement as set forth below; provided that, in the event that the amount of funds available to GTY and Holdings in the Trust Account and/or committed from Alternative Financing Sources equals or exceeds $325,000,000, this Amendment shall automatically terminate as set forth below.
NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:
1. Amendment of Section 1.2 of the Merger Agreement.   Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read:
“1.2 Effect of Merger on Capital Stock.   At the Effective Time, by virtue of the Merger, and without any action on the part of the Company, Merger Sub, Holdings, GTY or any CB Holder:
(a) Merger Sub Capital Stock.   Each Share of Capital Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Company.
(b) CB Shares held by Accredited CB Holders.   Each CB Common Share issued and outstanding immediately prior to the Effective Time that is held by an Accredited CB Holder shall be automatically converted into the right to receive (A) an amount equal to the Per Indemnity Share Closing Cash Consideration, calculated as set forth in Schedule 1.2(b), payable to the holder thereof in accordance with the procedures set forth in Section 1.6, plus (B) the amounts, if any, that become payable in respect of such CB Share in the future from the Purchase Price Escrow Account, plus (C) the amounts, if any, that become payable in respect of such CB Share in the future from the Indemnity Escrow Account, plus (D) the amounts, if any, that become payable in respect of such CB Share in the future from the remaining balance of the Expense Fund, if any, pursuant to Section 10.18(e), plus (E) the Earnout Consideration in accordance with Exhibit B (collectively, the “Per Indemnity Share Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of CB Shares. The payment of the Earnout Consideration shall be made in accordance with Exhibit B.
(c) CB Shares held by Non-Accredited CB Holders.   Each CB Common Share issued and outstanding immediately prior to the Effective Time that is held by any CB Holder other than an Accredited CB Holder shall be automatically converted into the right to receive (A) an amount equal to the Per Share Closing Cash Consideration, calculated as set forth in Schedule 1.2(b), payable to the holder thereof in accordance with the procedures set forth in Section 1.6, plus (B) the amounts, if any, that become payable in respect of such CB Share in the future from the Purchase Price Escrow Account, plus (C) the amounts, if any, that become payable in respect of such CB Share in the future from the remaining balance of the Expense Fund, if any, pursuant to

Section 10.18(e), plus (D) the Earnout Consideration in accordance with Exhibit B (collectively, the “Per Share Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of CB Shares. The payment of the Earnout Consideration shall be made in accordance with Exhibit B.
(d) Dissenting Shares.   Notwithstanding the foregoing provisions of this Article 1, any CB Shares held by Persons who object to the Merger and comply with the provisions of the DGCL concerning the rights of holders of CB Shares to dissent from the Merger and require appraisal of their CB Shares (“Dissenting Shares” and such Persons, “Dissenting Stockholders”) shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Company in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a CB Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Company the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article 1, without any interest thereon (and such holder shall be treated as a CB Holder). The Company shall provide GTY reasonably prompt written notice of any demands received by the Company for appraisal of CB Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and GTY shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Without the prior written consent of GTY, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder of the Company who has properly exercised and perfected appraisal rights pursuant to the DGCL shall be entitled to vote his or her CB Shares for any purpose or receive payment of dividends or other distributions with respect to his or her CB Shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).
(e) Prior to the Effective Time, the Company shall take all actions that may be necessary to ensure that no shares of Series A Preferred Stock, $0.00001 par value, of the Company, no shares of Series B Preferred Stock, $0.00001 par value of the Company, and no shares of any other series of preferred stock of the Company are outstanding as of the Effective Time.”
2. Amendment of Section 1.3(b) of the Merger Agreement. Section 1.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read:
“(b) Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company 2016 Equity Incentive Plan and otherwise) to (i) effectuate the provisions of this Section 1.3 and Section 1.2(b) and Section 1.2(c) and (ii) to ensure that, from and after the Effective Time holders of Restricted Shares shall have no rights with respect thereto other than those specifically provided in this Section 1.3 and Section 1.2(b) and Section 1.2(c).”
3. Amendment of Section 1.5(b) of the Merger Agreement. Section 1.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read:
“(b) Prior to the Effective Time, the Company shall take all actions that may be necessary to (i) effect the provisions of this Section 1.5 and Section 1.2(b) or Section 1.2(c), as applicable and (ii) to ensure that, from and after the Effective Time, holders of Convertible Notes and Warrants have no rights with respect thereto other than those specifically provided in this Section 1.5 and Section 1.2(b) or Section 1.2(c), as applicable.”

4. Amendment of Sections 1.6(a)-(e) of the Merger Agreement. Sections 1.6(a)-(e) of the Merger Agreement are hereby amended and restated in their entirety to read:
“(a) Immediately prior to the Effective Time, GTY shall deposit, or shall cause to be deposited with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by GTY and be reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the CB Holders, for exchange in accordance with this Section 1.6 through the Exchange Agent, sufficient funds and shares of Holdings Common Stock in an aggregate amount necessary for the payment of:
(i) the Per Indemnity Share Closing Cash Consideration and the Per Share Closing Cash Consideration payable to each CB Shareholder, which shall not include any amounts otherwise payable in respect of any Dissenting Shares, and the Per Option Closing Cash Consideration payable to each Vested Qualifying Option Holder; provided that (1) the Key Executives of the Company shall receive twenty percent (20%) of the Per Indemnity Share Closing Cash Consideration or the Per Option Closing Cash Consideration payable to such executives in newly issued shares of Holdings Common Stock, each with a nominal value of Ten Dollars ($10.00) per share (the “Executive Shares”), in lieu of cash and (2) each of the Key Stockholders of the Company shall receive One Million Dollars ($1,000,000) of the Per Indemnity Share Closing Cash Consideration payable to such stockholder in One Hundred Thousand (100,000) newly issued shares of Holdings Common Stock, each with a nominal value of Ten Dollars ($10.00) per share (collectively with the Executive Shares, the “Merger Shares”), in lieu of cash; and provided further that GTY or Holdings will promptly thereafter pay to the Exchange Agent any additional Per Indemnity Share Closing Cash Consideration or Per Share Closing Cash Consideration, as applicable, due to any Dissenting Shares becoming CB Shares in accordance with Section 1.2(b) or Section 1.2(c), as applicable and
(ii) the Closing Earnout Payment due to each Closing Earnout Recipient.
The aggregate Per Indemnity Share Merger Consideration, the aggregate Per Share Merger Consideration, the aggregate Per Option Merger Consideration, and the Merger Shares, are referred to herein, collectively, as the “Merger Consideration.” The funds and shares provided to the Exchange Agent are referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver (i) the Per Indemnity Share Closing Cash Consideration, the Per Share Closing Cash Consideration and the Closing Earnout Payments, (ii) the Per Option Closing Cash Consideration and (iii) the Merger Shares contemplated to be issued pursuant to Section 1.2(b), Section 1.4 and Section 1.6(a)(i), respectively, out of the Exchange Fund. Except as contemplated by Section 1.6(h) hereof, the Exchange Fund shall not be used for any other purpose.
(b) At the Effective Time, GTY and Holdings shall cause the Purchase Price Escrow Amount to be deposited into the Purchase Price Escrow Account, which Purchase Price Escrow Amount shall be released from the Purchase Price Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.
(c) At the Effective Time, GTY and Holdings shall cause the Share Escrow Amount and the Schedule 7.1 Escrow Amount to be deposited into the Indemnity Escrow Account, which Share Escrow Amount and Schedule 7.1 Escrow Amount shall be released from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.
(d) At the Effective Time, GTY and Holdings shall cause the Expense Fund Amount to be deposited into the Expense Fund, which Expense Fund Amount shall be released from the Expense Fund in accordance with the terms of this Agreement.
(e) As promptly as practicable after the Effective Time, GTY and Holdings shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of CB Shares entitled to receive the Per Indemnity Share Merger Consideration pursuant to Section 1.2(b) or the Per Share Merger Consideration pursuant to Section 1.2(c): (i) a letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”) (which shall specify the delivery of any certificates evidencing the CB Shares (the “Certificates”) shall be effected, and risk of loss and title to the certificates evidencing the Merger Consideration shall pass only upon proper delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to such Letter of Transmittal. Upon surrender to the Exchange Agent of a Certificate (or affidavits of loss in lieu thereof) for cancellation, together with such Letter of Transmittal (solely if required by the Exchange Agent), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration which such holder has the right to receive pursuant to Section 1.2(b) and Section 1.6(a)(i) (which, with respect to any Merger Shares, shall be in book-entry form unless a physical certificate is requested), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of CB Shares that is not registered in the transfer records of the Company, the portion of the Merger Consideration to which such holder is entitled pursuant to Section 1.2(b) may be issued to a transferee if the Certificate representing such CB Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 1.6, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the portion of the Merger Consideration to which such holder is entitled pursuant to Section 1.2(b) and Section 1.6(a)(i).”
5. Amendment of Section 1.9(d) of the Merger Agreement.   Section 1.9(d) of the Merger Agreement is hereby amended and restated in its entirety to read:
“(d) To the extent that the absolute value of the Adjustment Amount exceeds the balance of the Purchase Price Escrow Account, Holdings shall be entitled to recover such excess adjustment amount, at its option in its sole discretion, from the Indemnity Escrow Account or directly from the CB Holders on a several basis. For purposes of this Section 1.9(d), any shares of Holdings Common Stock that are distributed to Holdings or cancelled in satisfaction, in whole or in part, of any amount owed by the CB Holders to Holdings for indemnification under this Section 1.9(d) shall be deemed to have a value equal to $10.00 per share.”
6. Amendment of Section 7.2(f) of the Merger Agreement.   Any and all references to “Cash Escrow Amount” appearing in Section 7.2(f) of the Merger Agreement are hereby amended and replaced with references to “Share Escrow Amount.”
7. Amendment of Section 7.2 of the Merger Agreement.   Section 7.2 of the Merger Agreement is hereby amended by appending a new Section 7.2(j) to the end of Section 7.2 as follows:
“(j) Stipulated Value of Holdings Common Stock.   For purposes of determining the number of shares of Holdings Common Stock to be distributed from the Share Escrow Amount to satisfy any Losses that are subject to indemnification under this Article 7, the Holdings Common Stock shall be deemed to have a value of  $10.00 per share.”
8. Amendment of Section 7.5(c) of the Merger Agreement.   Section 7.5(c) of the Merger Agreement is hereby amended and restated in its entirety to read:
“(c) On the date that is eighteen (18) months following the Closing Date (the “Release Date”), the remainder of the Share Escrow Amount shall be released by the Escrow Agent from the Indemnity Escrow Account to be deposited in the respective book-entry accounts of the CB Escrow Participants, except that no fractional shares of Holdings Common Stock shall be issued to the CB Escrow Participants in respect of any of the remaining Share Escrow Amount, and in lieu thereof, each CB Escrow Participant who would otherwise be entitled to a fraction of a share of Holdings Common Stock shall receive, in lieu of such fractional share, cash in an amount equal to the Fair Market Value of such fractional share. Notwithstanding the foregoing, the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent and based upon the Stipulated Value) of the Share Escrow Amount equal to the amount of claims for indemnification under this Article 7 asserted prior to the Release Date but not yet resolved (“Unresolved Claims”). The funds retained for Unresolved Claims (to the extent not utilized to pay a GTY Indemnitee for any such claims resolved in favor of a GTY Indemnitee) shall be released by the Escrow Agent to the Exchange Agent upon the resolution of any such claims in accordance with this Article 7 and the terms of the Escrow Agreement.”

9. Amendment of Article 9 of the Merger Agreement.
(a) Article 9 of the Merger Agreement is hereby amended by the deletion of the defined term “Cash Escrow Amount” in its entirety.
(b) Article 9 of the Merger Agreement is hereby amended by the addition of the new defined terms “Accredited CB Holder,” “Executive Shares,” “Fair Market Value,” “Key Stockholders” “Per Indemnity Share Merger Consideration” and “Share Escrow Amount” to be inserted in their appropriate place in the alphabetical sequence and to read as follows:
“Accredited CB Holder” means any holder of CB Shares that is an “Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act and as determined in accordance with the criteria set forth in the questionnaire attached as Exhibit C to the Letter of Transmittal.
“Executive Shares” has the meaning set forth in Section 1.6(a)(i).
“Fair Market Value” means, with respect to shares of Holdings Common Stock, the volume-weighted average closing price for the shares for the thirty (30) trading days immediately preceding the payment date.
“Key Stockholders” has the meaning set forth in Schedule 9.1.
“Per Indemnity Share Merger Consideration” has the meaning set forth in Section 1.2(b).
“Share Escrow Amount” means One Million (1,000,000) shares of Holdings Common Stock, each with a nominal value of Ten Dollars ($10.00) per share, deposited with the Escrow Agent.
(c) The definitions of the terms “CB Escrow Participants,” “Indemnity Escrow Amount,” “Necessary Cash Amount” and “Per Share Merger Consideration” set forth in Article 9 of the Merger Agreement are hereby amended and restated in their entirety to read:
“CB Escrow Participants” means the Accredited CB Holders (other than holders of Dissenting Shares).
“Indemnity Escrow Amount” means, collectively, the Share Escrow Amount and the Schedule 7.1 Escrow Amount.
“Necessary Cash Amount” means $270,000,000.
“Per Share Merger Consideration” has the meaning set forth in Section 1.2(c).
10. Amendment of Schedules.   Schedule 1.2(b) to the Merger Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule 1.2(b), and Schedule 9.1 to the Merger Agreement is hereby amended and restated in its entirety in the form attached hereto as Schedule 9.1.
11. Amendment of Exhibits.   Exhibit A to the Merger Agreement (Form of Letter of Transmittal) is hereby amended and restated in its entirety in the form attached hereto as Exhibit A, and Exhibit E to the Merger Agreement (Form of Escrow Agreement) is hereby amended and restated in its entirety in the form attached hereto as Exhibit B.
12. Miscellaneous.
(a) This Amendment shall automatically terminate and be null and void in its entirety and of no further force or effect in the event that the amount of funds available in the Trust Account and/or committed from Alternative Financing Sources equals or exceeds $325,000,000 immediately prior to the Closing.
(b) From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Merger Agreement as amended hereby.
(c) Except as specifically set forth above, the Merger Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(d) This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.
(e) Sections 10.5 through 10.15 of the Merger Agreement apply to this Amendment mutatis mutandis.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.
CITYBASE, INC.
By:
/s/ Michael Duffy

Name: Michael Duffy
Title:   Chief Executive Officer
GTY TECHNOLOGY HOLDINGS INC.
By:
/s/ Harry You

Name: Harry You
Title:   President & CFO
GTY GOVTECH, INC.
By:
/s/ Harry You

Name: Harry You
Title:   President & CFO
GTY CB MERGER SUB, INC.
By:
/s/ Harry You

Name: Harry You
Title:   President & CFO
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as CB Holders’ Representative
By:
/s/ Sam Riffe

Name: Sam Riffe
Title:  Executive Director
[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

Schedule 1.2 (b)
Per Indemnity Share Closing Cash Consideration, Per Share Closing Cash Consideration and
Per Option Closing Cash Consideration Calculations
(i) Cash Purchase Price		$100,000,000.00
(ii) Plus: Aggregate Exercise Price	$
(iii) Plus: Closing Date Cash	$
(iv) Less: Closing Date Indebtedness	$
(v) Subtotal: Aggregate Distributable Amount	$
(vi) Divided by: Participating Common Stock Equivalents
Per Share Cash Amount	$
“Aggregate Distributable Amount” means an amount equal to (i) the Cash Purchase Price, plus (ii) the Aggregate Exercise Price, plus (iii) Closing Date Cash, less (iv) Closing Date Indebtedness.
“Aggregate Exercise Price” shall be the aggregate dollar amount payable to the Company as purchase price for the exercise of all unexpired and unexercised Vested Qualifying Options immediately prior to the Effective Time.
“Participating Common Stock Equivalents” means all of the CB Shares outstanding or deemed to be outstanding immediately prior to the Effective Time, all CB Common Shares issuable upon exercise of Vested Qualifying Options outstanding immediately prior to the Effective Time, and, without duplication, any shares of Capital Stock of the Company issuable upon exercise of the Warrants.
“PCSE Expense Fund Amount” means an amount equal to the Expense Fund Amount, divided by the number of Participating Common Stock Equivalents.
“PCSE Indemnity Escrow Amount” means an amount equal to twelve million ($12,000,000), divided by the number of CB Shares outstanding immediately prior to the Effective Time and held by CB Escrow Participants.
“PCSE Purchase Price Escrow Amount” means an amount equal to the Purchase Price Indemnity Amount, divided by the number of Participating Common Stock Equivalents.
“Per Option Closing Cash Consideration” means an amount equal to the Per Share Cash Amount minus (i) the PCSE Purchase Price Escrow Amount, minus (ii) the PCSE Expense Fund Amount, minus (iii) the exercise price per CB Common Share of such Vested Qualifying Option.
“Per Share Cash Amount” means an amount equal to the Aggregate Distributable Amount divided by Participating Common Stock Equivalents, rounded to the nearest hundredth of one cent.
“Per Indemnity Share Closing Cash Consideration” means an amount equal to the Per Share Cash Amount minus (i) the PCSE Indemnity Escrow Amount, minus (ii) the PCSE Purchase Price Escrow Amount, minus (iii) the PCSE Expense Fund Amount.
“Per Share Closing Cash Consideration” means an amount equal to the Per Share Cash Amount minus (i) the PCSE Purchase Price Escrow Amount, minus (ii) the PCSE Expense Fund Amount.

SCHEDULE 9.1
Key Executives
1.
Mike Duffy

2.
Leo Brubaker

3.
Liz Fischer

4.
Alex Pedenko

5.
Joshua Goldstein

Key Stockholders
1.
Method One LLC

2.
Shirley Tark Grandchildren’s Trust for Jeffrey U/A/D 1/20/78 (the “Trust”) or an affiliated stockholder designated by the Trust.

EXHIBIT A
FORM OF LETTER OF TRANSMITTAL

EXHIBIT B
FORM OF ESCROW AGREEMENT